Exhibit 99.77(q)(1)(a)(1)

ING INVESTORS TRUST

AMENDMENT #82 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

ABOLITION OF SERIES OF SHARES

OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of ING Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the Trust’s Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended, including Article VI, Section 6.2 and Article XI, Sections 11.2 and 11.4, hereby abolish the ING Pioneer Mid Cap Value Portfolio, and the establishment and designation thereof, there being no shares of such series currently outstanding.

Dated: September 9, 2013

/s/ Colleen D. Baldwin ________________________________ Colleen D. Baldwin, as Trustee	/s/ Russell H. Jones ________________________________ Russell H. Jones, as Trustee
/s/ John V. Boyer ________________________________ John V. Boyer, as Trustee	/s/ Patrick W. Kenny ________________________________ Patrick W. Kenny, as Trustee
/s/ Patricia W. Chadwick ________________________________ Patricia W. Chadwick, as Trustee	/s/ Shaun P. Mathews ________________________________ Shaun P. Mathews, as Trustee
/s/ Dr. Albert E. DePrince, Jr. ________________________________ Dr. Albert E. DePrince, Jr., as Trustee	/s/ Joseph E. Obermeyer ________________________________ Joseph E. Obermeyer, as Trustee
/s/ Peter S. Drotch ________________________________ Peter S. Drotch, as Trustee	/s/ Sheryl K. Pressler ________________________________ Sheryl K. Pressler, as Trustee
/s/ J. Michael Earley ________________________________ J. Michael Earley, as Trustee	/s/ Roger B. Vincent ________________________________ Roger B. Vincent, as Trustee
/s/ Martin J. Gavin ________________________________ Martin J. Gavin, as Trustee